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(Buckslip - to be printed on colored paper)


For Oppenheimer Global Bio-Tech Fund Shareholders


     Our records indicate you have not returned the proxy ballot recently mailed to you for the September 19, 1994 Shareholder Meeting.

     We urge you to take a moment now to vote: simply mark your choices, sign and date the ballot and return it to us in the postage-paid envelope provided. Remember, your vote must be received no later than the Shareholder Meeting on September 19th to be counted.

     Mailing additional ballots can be expensive for your Fund, so please help us avoid any additional costs by returning your proxy ballot today.

     Thank you.